Exhibit 10.1

July 9, 2024

ChargePoint, Inc.
240 East Hacienda Avenue | Campbell, CA 95008 USA
+1.408.841.4500 or US toll-free +1.877.370.3802

Second Addendum to Offer Letter

Mansi Khetani

SECOND ADDENDUM TO OFFER LETTER for Mansi Khetani.

This is an addendum to your original offer letter dated November 2, 2018 (the "Original Offer Letter") as further amended by the addendum to your Original Offer Letter, dated November 14, 2023, entered into in connection with your appointment as Interim Chief Financial Officer, effective as of November 16, 2023 (the "Second Addendum"). On behalf of ChargePoint, Inc. (the "Company"), I am pleased to offer you the full-time position of Chief Financial Officer, reporting directly to me, effective July 9, 2024 (the "Effective Date"). It is expected that you will be working out of our office located in Campbell, CA, unless you are traveling on business.

1. Compensation

a. Salary. In connection with your promotion to Chief Financial Officer and effective as of the Effective Date, you will be eligible to earn an annualized salary of $425,000 per year, paid on a semi-monthly basis, less applicable withholdings and deductions, in accordance with the Company's regular payroll processes and policies.

b. Bonus. In addition, you will continue to be eligible for participation in the Company's executive bonus for each fiscal year, which runs from February 1 through January 31. The executive bonus program is based upon the Company's execution relative to goals established by the board of directors of ChargePoint Holdings, Inc. (or our Parent) or an authorized committee thereof. Your new target bonus will be equal to 60% of your annual base salary, effective as of the Effective Date. Your bonus for the fiscal 2025 performance year will be prorated based on your target bonus opportunity and base salary in effect prior to and following your Effective Date. A significant purpose of the executive bonus program is employee retention. This means that in order to earn the bonus you must be employed by the Company at the time of payment of the bonus. Any earned bonus for a fiscal year will be calculated and paid after the close of that fiscal year and will be paid no later than two and half months following the conclusion of the applicable performance year

c. Equity Incentive Plan. In connection with your promotion to Chief Financial Officer of the Company, you will be granted 200,000 restricted stock units (or RSUs) and approximately 270,000 performance-contingent RSUs (or PSUs) with the actual number of PSUs to be calculated based on the Monte-Carlo simulation in a manner consistent with the Company's past practices, each representing the right to receive one share of our Parent's common stock. The RSUs and PSUs will be subject to the same vesting conditions applicable to the most recent annual grants to the Company's executive team (but with service-based vesting commencing as of the grant date) as well as the other terms and conditions set forth in the applicable award agreement to be entered into between you and our Parent and our Parent's

1 | Page

Docusign Envelope ID: 2522D77E-620A-4DD7-99BE-9C8E6EE917EB

2021 Equity Incentive Plan.

By execution of this letter, you acknowledge that any equity award is subject to approval by our Parent's board of directors or authorized committee and is not guaranteed.

d. Severance. You shall also be eligible to receive severance and other benefits in the event of an involuntary termination of employment, either before or after a Change in Control, in accordance with and pursuant to the Company's Executive Severance Plan as adopted by our Parent's board of directors on February 29, 2024, as may be amended from time to time.

If you agree to the foregoing, please indicate your acceptance by electronically accepting this Second Addendum to your Offer Letter.

Sincerely,

DocuSigned by:
Rick Wilmer
F6E3CEBD202E4D9...
Rick Wilmer
President and Chief Executive Officer

Approved and Accepted:

DocuSigned by:
Mansi Khetani
0612FB1871E447F...

Mansi Khetani
cc: Employee File

2 | Page